                                                                  EXHIBIT(11)(a)

                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS

                  MORTON INTERNATIONAL, INC. AND SUBSIDIARIES

                                                                   YEAR ENDED JUNE 30,
                                                          -------------------------------------
                                                             1994         1993         1992
                                                          -----------  -----------  -----------
Income per common and common equivalent share:
  Average number of shares of Common Stock
    outstanding.........................................  147,095,571  145,828,995  145,287,795
  Add:
    Additional shares assuming exercise of dilutive
      stock options--based on treasury stock method
      using average market prices.......................    2,994,012    2,284,200    1,852,641
                                                          -----------  -----------  -----------
      Total Shares......................................  150,089,583  148,113,195  147,140,436
                                                          -----------  -----------  -----------
                                                          -----------  -----------  -----------
  Income from (000 omitted):
    Operations..........................................  $   226,514  $   126,875  $   144,512
    Cumulative effect of change in accounting for
      postemployment and postretirement benefits other
      than pensions, net of taxes.......................      --           (94,405)     --
                                                          -----------  -----------  -----------
    Net income..........................................  $   226,514  $    32,470  $   144,512
                                                          -----------  -----------  -----------
                                                          -----------  -----------  -----------
  Earnings per share:
    Operations..........................................  $      1.51  $       .86  $       .98
    Cumulative effect of change in accounting for
      postemployment and postretirement benefits other
      than pensions.....................................      --              (.64)     --
                                                          -----------  -----------  -----------
    Net income..........................................  $      1.51  $       .22  $       .98
                                                          -----------  -----------  -----------
                                                          -----------  -----------  -----------

    On June 23, 1994, the Company announced a 3-for-1 stock split of its common stock. The stock split was in the form of a 200 percent stock dividend paid on August 17, 1994 to shareholders of record on August 3, 1994. Average shares outstanding and per share amounts have been restated to reflect the effects of the stock split as of June 30, 1994.

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